Exhibit 2.5

DESCRIPTION OF THE RIGHTS OF EACH CLASS OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following summary is a brief description of the securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of Grindrod Shipping Holdings Ltd., a public company incorporated in accordance with the laws of the Republic of Singapore. Unless the context requires otherwise, references to “we,” “us,” “our” or “Company” refer to Grindrod Shipping Holdings Ltd. and, where the context requires, its consolidated entities. Capitalized terms used and not defined herein have the meaning ascribed to them in our annual report on Form 20-F for the fiscal year ended December 31, 2019, to which this description of securities is an exhibit (the “Form 20-F”).

The following description sets forth certain material provisions of these securities. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the Company’s constitution (the “Constitution”), provided as an exhibit to Form 20-F. We encourage you to refer to the Constitution for additional information.

Capital Stock

As of December 31, 2019, the Company had 18,764,192 ordinary shares (which excludes treasury shares) (“ordinary shares” or “shares”) registered under Section 12 of the Exchange Act. The Company’s ordinary shares are listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “GRIN.” The principal non-United States trading market for the ordinary shares of the Company is the JSE Limited (“JSE”), on which the ordinary shares trade on the main board of the JSE, with a share code of “GSH” and under the abbreviated name “GRINSHIP.”

The Company currently has only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another. The Company’s ordinary shares have no par value and there is no requirement to set out an authorized share capital under Singapore law.

The Company’s constitution provides that the Company may issue shares of a different class with preferential, deferred, qualified or special rights, privileges or conditions or subject to such restrictions, whether as regards dividend, return of capital, voting or otherwise, as the Company’s board of directors may determine, provided always that (subject to any direction to the contrary that may be given by the shareholders in general meeting) any issue of shares for cash to shareholders holding shares of any class shall be offered to such shareholders in proportion as nearly as may be to the number of shares of such class then held by them, the rights attaching to shares of a class other than ordinary shares shall be expressed in the resolution creating the same, and to the extent that any shares of the Company are listed on the JSE where the shareholders authorize the directors to issue unissued securities and/or grant options to subscribe for unissued securities as the directors in their discretion deem fit, such corporate action has been approved by the JSE and is subject to the JSE Listings Requirements. The rights attached to shares issued upon special conditions must be clearly defined in the Company’s constitution. The Company’s constitution sets out that the shares of the Company in each class shall rank pari passu. If at any time the share capital is divided into different classes, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the provisions of the Singapore Companies Act, whether or not the company is being wound up, be varied or abrogated with the consent in writing of the holders of at least three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of shares of that class.

All ordinary shares issued will be fully paid and existing shareholders will not be subject to any calls on shares. Although Singapore law does not recognize the concept of “non-assessability” with respect to newly-issued shares, any purchaser of the Company’s shares who has fully paid up all amounts due with respect to such shares will not be subject under Singapore law to any personal liability to contribute to the assets or liabilities of the Company in such purchaser’s capacity solely as a holder of such shares. All shares are in registered form. The Company cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of its own shares.

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Register of Members and Form of the Ordinary Shares

Since the Company is a Singapore company, a principal register of members is maintained by the Company in Singapore. In addition, Continental Stock Transfer & Trust Company acts as the Company’s transfer agent and maintains the Company’s branch register of members, which is located in the United States. In South Africa, Computershare (Pty) Ltd acts as the administrative depository agent and maintains an administrative depository register reflecting the dematerialized shares trading on the JSE. All ordinary shares reflected on the South African administrative depository register are held electronically through the Strate System at all times.

Only persons who are registered in the Company’s principal or branch register of members are recognized under Singapore law as shareholders of the Company with legal standing to institute shareholder actions against the Company or otherwise seek to enforce their rights as shareholders. The Company’s branch register of members is maintained by its transfer agent, Continental Stock Transfer & Trust Company, located in the United States. In South Africa, Computershare (Pty) Ltd maintains an administrative depository register to facilitate trading on the JSE.

The ordinary shares of the Company are held through The Depository Trust Company (“DTC”). Accordingly, DTC, or its nominee, Cede & Co., is the shareholder of record registered in the Company’s branch register of members. The beneficial interests in the ordinary shares are reflected in position listings of the DTC participants for shares held through DTC or its nominee (for shareholders trading on NASDAQ) and on the administrative depository register located in South Africa (for shareholders trading on the JSE). Non-South Africa residents (and those South Africa residents complying with applicable exchange control regulations) are able to reposition their ordinary shares reflected in the administrative depository register located in South Africa to an account with a U.S. broker-dealer that is a DTC participant. Shareholders who wish to reposition their ordinary shares to an account with a U.S. broker-dealer should contact their South African broker or CSDP for more information about repositioning their ordinary shares between the South African administrative depository register and an account with a U.S. broker-dealer that is a DTC participant.

A holder of dematerialized interests in the ordinary shares may become a registered shareholder by exchanging its interest in the shares for certificated shares (if requested) and being registered in the Company’s register of members. The procedures by which a holder of dematerialized interests may exchange such interests for certificated shares (if requested) are determined by DTC and Continental Stock Transfer & Trust Company, in accordance with their internal policies and guidelines regulating the withdrawal and exchange of dematerialized interests for certificated shares (if requested), and following such an exchange Continental Stock Transfer & Trust Company will perform the procedures to register the shareholder in the branch register.

Shares may only be traded on the JSE in electronic form as dematerialized shares and trade for electronic settlement in terms of the Strate System (an electronic custody, clearing and settlement environment, managed by Strate), for all share transactions concluded on the JSE and off-market (and in terms of which transactions in securities are settled and transfers of beneficial ownership in securities are recorded electronically). Dematerialized shares are shares that have been dematerialized (the process whereby physical share certificates are replaced with electronic records evidencing ownership of shares for the purpose of Strate). Accordingly, all beneficial holders of the Company’s ordinary shares reflected on the South African administrative depository register must appoint a CSDP for shares traded on the JSE, directly or through a broker, to hold the dematerialized ordinary shares on their behalf.

If (a) the name of any person is without sufficient cause entered in or omitted from the register of members; or (b) default is made or there is unnecessary delay in entering in the register of members the fact of any person having ceased to be a member, the person aggrieved or any member of the company or the company, may apply to the Singapore courts for rectification of the register of members. The Singapore courts may either refuse the application or order rectification of the register of members, and may direct the company to pay any damages sustained by any party to the application. The Singapore courts will not entertain any application for the rectification of a register of members in respect of an entry which was made in the register of members more than 30 years before the date of the application.

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Issuance of New Shares

Under Singapore law, new shares may be issued only with the prior approval of the Company’s shareholders in a general meeting. General approval may be sought from the Company’s shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the earliest of:

•	the conclusion of the next annual general meeting;
•	the expiration of the period within which the next annual general meeting is required by law to be held (i.e., within 18 months from our incorporation date (and in the case of subsequent periods, 15 months)) or six months from the Company’s financial year end, being December 31, whichever is earlier; or
•	the subsequent revocation or modification of approval by the Company’s shareholders acting at a duly convened general meeting.

Provided that prior approval of the Company’s shareholders in a general meeting is obtained, the Company may issue additional ordinary shares or securities convertible into ordinary shares. Subject to the provisions of the Singapore Companies Act and the Company’s constitution and prior approval of the Company’s shareholders in general meeting being obtained, all new shares are under the control of the directors who may allot and issue new shares to such persons on such terms and conditions and with the rights and restrictions as they may think fit to impose.

2018 Forfeitable Share Plan

At the Company’s last annual general meeting on May 29, 2019, the Company’s shareholders provided authority for its directors to issue ordinary shares pursuant to the vesting of awards under the Company’s 2018 Forfeitable Share Plan (“2018 FSP”) as described in the Form 20-F, which is subject to the condition that the aggregate number of ordinary shares at any one time which may be granted in an award under the 2018 FSP, together with all existing awards that have not yet vested under the 2018 FSP, shall not exceed 5% of the number of ordinary shares in issue (excluding treasury shares), as determined in reference to the day preceding the award. Such authority shall continue in force until the earliest of (i) the conclusion of the Company’s next annual general meeting, (ii) the expiration of the period within which the Company’s next annual general meeting is required by law to be held, or (iii) the point at which the maximum number of awards permitted to be made in terms of the 2018 FSP as per the abovementioned limit has been reached. Notwithstanding that the abovementioned authority may have ceased to be in force, ordinary shares may be issued after the expiry of the approval in pursuance of awards made under the 2018 FSP whilst the authority was in force (subject always to the abovementioned limit on the maximum number of shares). At the Company’s next annual general meeting, the Company plans to seek the approval of its shareholders for issuances of ordinary shares only for the purposes of its forfeitable share plan at the same maximum 5%, based on the number of ordinary shares in issue (excluding treasury shares) as determined in reference to the date proceeding the award. Any issuance of additional shares for any other purpose or in future years (other than shares to be issued under an existing prior approval that remains in effect) will require the approval of shareholders.

Repurchase of Ordinary Shares

Under Singapore law, repurchases of ordinary shares by us must be approved by shareholder resolutions. The number of ordinary shares that the Company may buy back cannot exceed 20% of the total number of shares ascertained as at the date of a resolution approving a share buyback mandate.

Transfer of Ordinary Shares

Subject to applicable securities laws in relevant jurisdictions and the Company’s constitution, the Company’s ordinary shares are freely transferable. Shares may be transferred by a duly signed instrument of transfer in any usual or common form or in a form acceptable to our directors. The directors may decline to register any transfer unless, among other things, evidence of payment of any stamp duty payable with respect to the transfer is provided together with other evidence as the directors may require to show the right of the transferor to make the transfer. The Company will replace lost or destroyed certificates for shares upon notice to the Company and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require and the payment of all applicable fees.

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Voting Rights and Stockholders’ Meetings

Election and Re-election of Directors

Under the Company’s constitution, at each annual general meeting, one-third of the directors of the Company (being those directors who have been longest in office since their last re-election or appointment), other than the chief executive officer or chief financial officer, shall retire from office by rotation (provided that no director holding office as chief executive officer or chief financial officer shall be subject to retirement by rotation or be taken into account in determining the number of directors to retire). If the number of directors is not a multiple of three, the number nearest to one-third shall retire at the annual general meeting. Where directors were re-elected or appointed on the same day, those to retire shall be agreed amongst themselves or be determined by lot. A retiring Director is eligible for re-election.

The Company’s shareholders by ordinary resolution, or the Company’s board of directors, may appoint any person to be a director as an additional director or to fill a casual vacancy, provided that any person so appointed by the Company’s board of directors shall hold office only until the next annual general meeting, and shall then be eligible for re-election.

There is no provision for cumulative voting under the Singapore Companies Act in respect of companies incorporated in Singapore.

Shareholders’ Meetings

The Company is required by Singapore law and its constitution to hold an annual general meeting each year, provided that so long as the Company holds its first annual general meeting within 18 months of its incorporation, it need not hold it in the year of its incorporation or in the following year. Each annual general meeting must be held not more than 15 months after the holding of the last preceding annual general meeting, and in each case, not later than six months from the Company’s financial year end, being December 31. The directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the written request of shareholders representing not less than one-tenth of the paid-up shares as at the date of deposit of the written request that carry the right to vote at general meetings (disregarding paid-up shares held as treasury shares). In addition, two or more registered shareholders holding not less than one-tenth of the Company’s total number of issued shares (excluding the Company’s treasury shares) may call a meeting of the Company’s shareholders. The Singapore Companies Act requires not less than:

•	14 days’ written notice to be given by the Company of a general meeting to pass an ordinary resolution to every member and the auditors of the Company; and
•	21 days’ written notice to be given by the Company of a general meeting to pass a special resolution to every member and the auditors of the Company.

The Company’s constitution further provides that in computing the notice period, both the day on which the notice is served, or deemed to be served, and the day for which the notice is given shall be excluded.

Unless otherwise required by law or by the Company’s constitution, voting at general meetings is by ordinary resolution, requiring the affirmative vote of a simple majority of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution. An ordinary resolution suffices, for example, for appointments of directors. A special resolution, requiring an affirmative vote of not less than three-fourths of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution, is necessary for certain matters under Singapore law, such as an alteration of the Company’s constitution.

Only shareholders who are registered in the Company’s register of members, and their proxies, will be entitled to attend, speak and vote at any meeting of shareholders. A shareholder entitled to attend and vote at a meeting of the Company, or at a meeting of any class of shareholders of the Company, shall be entitled to appoint another person or persons, whether a shareholder or not, as his proxy to attend and vote instead of the shareholder at the meeting. A proxy appointed to attend and vote instead of the shareholder shall also have the same right as the shareholder to speak at the meeting, but unless the Company’s constitution otherwise provides, (i) a shareholder shall not be entitled to appoint more than two proxies to attend and vote at the same meeting and (ii) where a shareholder appoints two proxies the appointment shall be invalid unless the shareholder specifies the proportions of his holdings to be represented by each proxy.

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Voting Rights

Voting at any meeting of shareholders is by a poll. On a poll, every shareholder who is present in person or by proxy or by attorney, or in the case of a corporation, by a representative, has one vote for every share held by him or her or which he or she represents. Proxies need not be shareholders. Only those shareholders who are registered in the Company’s register of members will be entitled to vote at any meeting of shareholders.

Dividend Rights

Dividends

A final dividend may be declared out of profits disclosed by the accounts presented to the annual general meeting, and requires approval of the Company’s shareholders. However, the Company’s board of directors can declare interim dividends without approval of the Company’s shareholders.

No dividend may be paid except out of profits. Any dividends would be limited by the amount of available distributable reserves, which, under Singapore law, will be assessed on the basis of the Company’s standalone unconsolidated accounts, which is based upon IFRS. Under Singapore law, it is also possible to effect a capital reduction exercise to return cash and/or assets to the Company’s shareholders. The completion of a capital reduction exercise may require the approval of the Singapore courts, and the Company may not be successful in its attempts to obtain such approval.

Pursuant to the Company’s constitution, subject to any rights or restrictions attached to any share and except as otherwise permitted under the Singapore Companies Act:

(a)	all dividends in respect of shares shall be paid in proportion to the number of shares held by a shareholder, but where shares are partly paid all dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the partly paid shares; and
(b)	all dividends shall be apportioned and paid proportionately to the amounts so paid or credited as paid during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms providing that it shall rank for dividend as from a particular date such share shall rank for dividend accordingly.

For the purposes of the above in respect of the apportionment of dividends, an amount paid or credited as paid on a share in advance of a call is to be ignored.

Because the Company is a holding company, the Company’s ability to pay cash dividends, or make a distribution-in-kind of the ordinary shares of any of the Company’s subsidiaries, may be limited by restrictions on the Company’s ability to obtain sufficient funds through dividends from the Company’s businesses, including restrictions under the terms of the agreements governing the indebtedness of the Company’s businesses. Subject to the foregoing, the payment of cash dividends is at the discretion of the Company’s board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, the Company’s overall financial condition, available distributable reserves and any other factors deemed relevant by the Company’s board of directors.

Bonus

In a general meeting, the Company’s shareholders may, upon the recommendation of the directors, capitalize any reserves or profits and distribute them as fully paid bonus shares to the shareholders in proportion to their shareholdings.

Liquidation or Other Return of Capital

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Limitations on Rights to Hold or Vote Ordinary Shares

Except as discussed below under “—Takeover Provisions,” below, there are no limitations imposed by the laws of Singapore or by the Company’s constitution on the right of non-resident shareholders to hold or vote ordinary shares.

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Limitations of Liability and Indemnification Matters

The Company’s constitution currently provides that, subject to the provisions of the Singapore Companies Act and every other act applicable to the Company, every director, auditor, secretary or other officer of the Company or its subsidiaries and affiliates shall be entitled to be indemnified by the Company against all costs, interests, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties (and where he serves at the Company’s request as a director, officer, employee or agent of any of the Company’s subsidiaries or affiliates) or in relation thereto and in particular and without prejudice to the generality of the foregoing, no director, secretary or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his or her office or in relation thereto unless the same shall happen through his or her own negligence, wilful default, breach of duty or breach of trust.

Preference Shares

The Company’s constitution provides that it may issue shares of a different class with preferential, deferred, qualified or other special rights, privileges or conditions or subject to such restrictions, whether as regards dividend, return of capital, voting or otherwise as the Company’s board of directors may determine. Under the Singapore Companies Act, the Company’s preference shareholders will have the right to attend any general meeting insofar as the circumstances set forth below apply and on a poll at such general meeting, to have at least one vote for every preference share held:

•	upon any resolution concerning the voluntary winding-up of the Company; and
•	upon any resolution which varies the rights attached to such preference shares.

The Company’s constitution provides that, subject to applicable laws, the holders of securities, other than ordinary shares, and any special shares created for purpose of black economic empowerment in terms of the Broad-Based Black Economic Empowerment Act No.53 of 2003 of South Africa, shall not be entitled to vote on any resolution taken by the Company, save in the following instances—

(a)	during any special period, as provided for in paragraph (c) below, during which any dividend, any part of any dividend on such preference shares or any redemption payment thereon remains in arrears and unpaid;
(b)	in regard to any resolution proposed for the winding-up of the Company or the reduction of its capital;
(c)	the period referred to in paragraph (a) above shall be a period not more than 6 months after the due date of the dividend or redemption payment in question or, where no due date is specified, after the end of the financial year of the Company in respect of which such dividend accrued or such redemption payment became due; and
(d)	in regard to any resolution proposed to vary any rights attached to shares held by such holders of securities.

In the event that the Company issues preference shares in the future, in the instances that the Company’s preference shareholders are permitted to vote at meetings as set out above, their votes will not carry any special rights or privileges and they shall be entitled to one vote for each share that they hold, provided that their total voting right at such a meeting may not exceed 24.99% of the total voting rights of all shareholders at such meeting.

The Company may, subject to the prior approval in a general meeting of the Company’s shareholders, issue preference shares which are, or at the Company’s option, subject to redemption provided that such preference shares may not be redeemed out of capital unless:

•	all the directors have made a solvency statement in relation to such redemption; and
•	the Company has lodged a copy of the statement with the Singapore Registrar of Companies.

Further, the shares must be fully paid-up before they are redeemed.

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Takeover Provisions

The Singapore Code on Take-overs and Mergers, the Singapore Companies Act and the Securities and Futures Act, Chapter 289 of Singapore regulate, among other things, the acquisition of voting shares of Singapore-incorporated public companies. Any person acquiring an interest, whether by a series of transactions over a period of time or not, either on his own or together with parties acting in concert with such person, in 30% or more of the Company’s voting rights, or, if such person holds, either on his own or together with parties acting in concert with such person, between 30% and 50% (both amounts inclusive) of the Company’s voting rights, and if such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of the Company’s voting rights in any six-month period, must, except with the consent of the Securities Industry Council in Singapore, extend a mandatory takeover offer for the remaining voting shares in accordance with the provisions of the Singapore Code on Take-overs and Mergers.

“Parties acting in concert” comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), cooperate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They include:

•	a company and its related companies, the associated companies of any of the company and its related companies, companies whose associated companies include any of these companies and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights;
•	a company and its directors (including their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts);
•	a company and its pension funds and employee share schemes;
•	a person and any investment company, unit trust or other fund whose investment such person manages on a discretionary basis but only in respect of the investment account which such person manages;
•	a financial or other professional adviser, including a stockbroker, and its clients in respect of shares held by the adviser and persons controlling, controlled by or under the same control as the adviser and all the funds managed by the adviser on a discretionary basis, where the shareholdings of the adviser and any of those funds in the client total 10% or more of the client’s equity share capital;
•	directors of a company (including their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for the company may be imminent;
•	partners; and
•	an individual and such person’s close relatives and related trusts, any person who is accustomed to act in accordance with such person’s instructions and companies controlled by the individual, such person’s close relatives, related trusts or any person who is accustomed to act in accordance with such person’s instructions and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights.

Subject to certain exceptions, a mandatory takeover offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and within the six months preceding the acquisition of shares that triggered the mandatory offer obligation.

Under the Singapore Code on Take-overs and Mergers, where effective control of a company is acquired or consolidated by a person, or persons acting in concert, a general offer to all other shareholders is normally required. An offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the takeover offer must be given sufficient information, advice and time to consider and decide on the offer. These legal requirements may impede or delay a takeover of the Company by a third-party.

The Singapore Code on Take-overs and Mergers provides that the board of directors of the Company should bring the offer to the shareholders of the Company in accordance with the Singapore Code on Take-overs and Mergers and refrain from an action which could effectively result in any bona fide offer being frustrated or the shareholders being denied an opportunity to decide on its merits.

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Exchange Controls

South Africa

Exchange controls in South Africa are administered by the South African Reserve Bank (“SARB”) in terms of the Exchange Control Regulations, 1961, and regulate transactions involving South African residents. The purpose of exchange controls is to mitigate the decline of foreign capital reserves in South Africa. We expect that South African exchange controls will continue to operate in the foreseeable future. The Government of South Africa has, however, committed itself to relaxing exchange controls gradually and significant relaxation has occurred in recent years.

Residents of the CMA

Residents in the CMA (comprising South Africa, the Republic of Namibia, the Kingdom of Lesotho and the Kingdom of Swaziland) or offshore subsidiaries of a resident in the CMA may not reposition their ordinary shares from the South African administrative depository register to an account with a U.S. broker-dealer or otherwise beneficially own or hold any C ordinary shares whether through a U.S. broker-dealer or directly on the principal or branch register unless specific approval has been obtained from the SARB by such persons for any subscription, purchase or beneficial holding or ownership, or as otherwise permitted under the South African Exchange Control Regulations or the rulings promulgated thereunder.

Singapore

There are no exchange control restrictions in effect in Singapore.

Comparison of Shareholder Rights

The following discussion summarizes material differences between the rights of holders of the Company’s ordinary shares and the general rights of holders of common stock under the laws of the state of Delaware, which result from differences in the laws of Singapore and Delaware.

This discussion does not purport to be a complete statement of the rights of holders of the Company’s ordinary shares under applicable law in Singapore and the Company’s constitution or the general rights of holders of the common stock of a corporation under applicable Delaware law.

Delaware	Singapore

Board of Directors

The board of directors must consist of at least one member. The number of directors shall be fixed by, or in a manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.	The constitution of companies will typically state the minimum and maximum number of directors as well as provide that the number of directors may be increased or reduced by shareholders via ordinary resolution passed at a general meeting, provided that the number of directors following such increase or reduction is within the maximum and minimum number of directors provided in the constitution and the Singapore Companies Act, respectively. Grindrod Shipping's constitution provides that, unless otherwise determined by a general meeting, the minimum number of directors is five and the maximum number is twelve.

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Delaware	Singapore

Limitation on Personal Liability of Directors

A corporation's certificate of incorporation may provide for the elimination of personal monetary liability of directors for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

Pursuant to the Singapore Companies Act, any provision (whether in the constitution, contract or otherwise) purporting to exempt a director (to any extent) from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to Grindrod Shipping will be void. Nevertheless, a director can be released by the shareholders of Grindrod Shipping for breaches of duty to Grindrod Shipping, except in the case of fraud, illegality, insolvency and oppression or disregard of minority interests.

Grindrod Shipping's constitution currently provides that, subject to the provisions of the Singapore Companies Act and every other act for the time being in force concerning companies and affecting Grindrod Shipping, every director, auditor, secretary or other officer of Grindrod Shipping and its subsidiaries and affiliates shall be entitled to be indemnified by Grindrod Shipping against all liabilities incurred by him or her in the execution and discharge of his or her duties and where he or she serves at the request of Grindrod Shipping as a director, officer, employee or agent of any subsidiary or affiliate of Grindrod Shipping or in relation thereto, including any liability incurred by him or her in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of Grindrod Shipping, and in which judgment is given in his favor (or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he is acquitted, or in connection with an application under statute in respect of such act or omission in which relief is granted to him or her by the court.

Interested Shareholders

Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in specified corporate transactions with an "interested stockholder" for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person or group that owns 15% or more of the corporation's outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

A Delaware corporation may elect to "opt out" of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

There are no comparable provisions in Singapore with respect to public companies which are not listed on the Singapore Exchange Securities Trading Limited.

Removal of Directors

Under Delaware law, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except:(i) in the case of a corporation whose board is classified, unless the certificate of incorporation provides otherwise, stockholders may effect such removal only for cause; and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part

According to the Singapore Companies Act, directors of a public company may be removed before expiration of their term of office with or without cause by ordinary resolution of the shareholders (i.e., a resolution which is passed by a simple majority of those shareholders present and voting in person or by proxy). Notice of the intention to move such a resolution has to be given to Grindrod Shipping not less than 28 days before the meeting at which it is moved. Grindrod Shipping shall then give notice of such resolution to its shareholders not less than 14 days before the meeting.

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Delaware	Singapore

Where any director removed in this manner was appointed to represent the interests of any particular class of shareholders or debenture holders, the resolution to remove such director will not take effect until such director's successor has been appointed.

Grindrod Shipping's constitution provides that Grindrod Shipping may by ordinary resolution of which special notice has been given, remove any director from office, notwithstanding anything in Grindrod Shipping's constitution or in any agreement between Grindrod Shipping and such director, and appoint another person in place of the director so removed from office.

Filling Vacancies on the Board of Directors

Any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, shall be filled as the corporation's bylaws provide. In the absence of such provision, the vacancy shall be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. In the case of a corporation with a classified board of directors, any directors elected due to an increase in the authorized number of directors shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be elected and qualified.

The constitution of a Singapore company typically provides that the directors have the power to appoint any person to be a director, either to fill a vacancy or as an addition to the existing directors, but so that the total number of directors will not at any time exceed the maximum number fixed in the constitution. Any newly elected director shall hold office until the next following annual general meeting, where such director will then be eligible for re-election.

Grindrod Shipping's constitution provides that the shareholders may by ordinary resolution, or the directors may, appoint any person to be a director as an additional director or to fill a vacancy. The directors have the power at any time so to do, but so that the total number of directors will not at any time exceed the maximum number fixed in Grindrod Shipping's constitution. Any person so appointed by the directors will only hold office until the next annual general meeting, and will then be eligible for re-election.

Amendment of Governing Documents

Under the Delaware General Corporation Law, amendments to a corporation's certificate of incorporation generally require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law.

The power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote. Notwithstanding the foregoing, any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the board of directors.

Grindrod Shipping's constitution may be altered by special resolution (i.e., a resolution passed by at least a three-fourths majority of the shareholders entitled to vote, present in person or by proxy at a meeting for which not less than 21 days written notice is given). The board of directors has no right to amend the constitution.

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Delaware	Singapore

Meetings of Shareholders

Annual and Special Meetings

Meetings of stockholders may be held at such place, either within or outside of Delaware, as may be designated by or in the manner provided in the certificate of incorporation or bylaws, or if not so designated, as determined by the board of directors. Under the Delaware General Corporation Law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Quorum Requirements

Under the Delaware General Corporation Law, a corporation's certificate of incorporation or bylaws may specify the number of shares and/or the amount of other securities having voting power, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum for, and the votes that shall be necessary for, the transaction of any business, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting.

Annual General Meetings

All companies are required to hold an annual general meeting once every calendar year provided that so long as a company holds its first annual general meeting within 18 months of its incorporation, it need not hold it in the year of its incorporation or in the following year. The first annual general meeting is required to be held within 18 months of Grindrod Shipping's incorporation and subsequently, annual general meetings must be held not more than 15 months after the holding of the last preceding annual general meeting, and in each case, not later than 6 months from Grindrod Shipping's financial year end.

Extraordinary General Meetings

Any general meeting other than the annual general meeting is called an "extraordinary general meeting". Two or more members (shareholders) holding not less than 10% of the total number of issued shares (excluding treasury shares) may call an extraordinary general meeting. In addition, the constitution usually also provides that general meetings may be convened in accordance with the Singapore Companies Act by the directors.

Notwithstanding anything in the constitution, the directors are required to convene a general meeting if required to do so by requisition (i.e., written notice to directors requiring that a meeting be called) by shareholder(s) holding not less than 10% of the total number of paid-up shares of Grindrod Shipping carrying voting rights.

Grindrod Shipping's constitution provides that the directors may, whenever they think fit, convene an extraordinary general meeting.

Quorum Requirements

Grindrod Shipping's constitution provides that shareholders holding in aggregate not less than 15 per cent of the issued and fully paid shares (excluding treasury shares) in the capital of the company, present in person or by proxy shall be a quorum. In the event a quorum is not present, the meeting may be adjourned for one week. In the event a quorum is not present at the adjourned meeting, the meeting may again be adjourned for one week. At the second adjourned meeting, any one or more members present in person or by proxy shall be a quorum.

Shareholders' Rights at Meetings

The Singapore Companies Act provides that every member shall, notwithstanding any provision in the constitution, have a right to attend any general meeting of the company and to speak on any resolution before the meeting. The holder of a share may vote on a resolution before a general meeting of the company if, in accordance with the provisions of the Singapore Companies Act, the share confers on the holder a right to vote on that resolution.

Indemnification of Officers, Directors and Employers

Under the Delaware General Corporation Law, subject to specified limitations in the case of derivative suits brought by a corporation's stockholders in its name, a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person:

The Singapore Companies Act specifically provides that Grindrod Shipping is allowed to:

•      purchase and maintain for any officer insurance against any liability attaching to such officer in respect of any negligence, default, breach of duty or breach of trust in relation to Grindrod Shipping;

•    indemnify such officer against liability incurred by the officer to a person other than Grindrod Shipping except when the indemnity is against (i) any liability of the officer to pay a fine in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or (ii) any liability incurred by the officer (1) in defending criminal proceedings in which he is convicted, (2) in defending civil proceedings brought by Grindrod Shipping or a related company of Grindrod Shipping in which judgment is given against him or her or (3) in connection with an application for relief under specified sections of the Singapore Companies Act in which the court refuses to grant him or her relief;

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Delaware	Singapore

•     acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; and

•     with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

Delaware corporate law permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys' fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

•     indemnify any auditor against any liability incurred or to be incurred by such auditor in defending any proceedings (whether civil or criminal) in which judgment is given in such auditor's favor or in which such auditor is acquitted; or

•     indemnify any auditor against any liability incurred by such auditor in connection with any application under specified sections of the Singapore Companies Act in which relief is granted to such auditor by a court.

In cases where, inter alia, an officer is sued by Grindrod Shipping the Singapore Companies Act gives the court the power to relieve directors either wholly or partially from the consequences of their negligence, default, breach of duty or breach of trust. However, Singapore case law has indicated that such relief will not be granted to a director who has benefited as a result of his or her breach of trust. In order for relief to be obtained, it must be shown that (i) the director acted reasonably; (ii) the director acted honestly; and (iii) it is fair, having regard to all the circumstances of the case including those connected with such director's appointment, to excuse the director.

Grindrod Shipping's constitution currently provides that, subject to the provisions of the Singapore Companies Act and every other act for the time being in force concerning companies and affecting Grindrod Shipping, every director, auditor, secretary or other officer of Grindrod Shipping and its subsidiaries and affiliates shall be entitled to be indemnified by Grindrod Shipping against all liabilities incurred by him or her in the execution and discharge of his or her duties and where he or she serves at the request of Grindrod Shipping as a director, officer, employee or agent of any subsidiary or affiliate of Grindrod Shipping or in relation thereto, including any liability incurred by him or her in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of Grindrod Shipping, and in which judgment is given in his or her favor (or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted, or in connection with an application under statute in respect of such act or omission in which relief is granted to him or her by the court.

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Delaware	Singapore

Shareholder Approval of Issuances of Shares

Under Delaware law, the directors may, at any time and from time to time, if all of the shares of capital stock which the corporation is authorized by its certificate of incorporation to issue have not been issued, subscribed for, or otherwise committed to be issued, issue or take subscriptions for additional shares of its capital stock up to the amount authorized in its certificate of incorporation.	The Singapore Companies Act provides that notwithstanding anything in the company's constitution, the directors shall not exercise any power to issue shares without prior approval of the shareholders in general meeting. The affirmative vote of a simple majority of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution is required for this authorization. Once this shareholders' approval is obtained, unless subsequently revoked or varied by the company in general meeting, it continues in force until the conclusion of the next annual general meeting or the expiration of the period within which the next annual general meeting after that date is required by law to be held, whichever is earlier.

Shareholder Approval of Business Combinations

Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation's assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

The Delaware General Corporation Law also requires approval of stockholders at an annual or special meeting and not by written consent by the affirmative vote of at least two thirds of the outstanding voting stock which is not owned by the "interested stockholders" as defined in section 203 of the Delaware General Corporation Law in connection with a business combination with an "interested stockholder".

The Singapore Companies Act mandates that specified corporate actions require approval by the shareholders in a general meeting, notably:

•     notwithstanding anything in Grindrod Shipping's constitution, directors are not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of Grindrod Shipping's undertaking or property unless those proposals have been approved by shareholders in a general meeting;

•     subject to the constitution of each amalgamating company, an amalgamation proposal must be approved by the shareholders of each amalgamating company via special resolution at a general meeting;

•     a compromise or arrangement proposed between a company and its shareholders, or any class of them must, among other things, be approved by a majority in number representing three-fourths in value of the shareholders or class of shareholders present and voting either in person or by proxy at the meeting ordered by the court; and

•     notwithstanding anything in Grindrod Shipping's constitution, the directors may not, without the prior approval of shareholders, issue shares, including shares being issued in connection with corporate actions.

Shareholder Action Without a Meeting

Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, any action taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	There are no equivalent provisions under the Singapore Companies Act in respect of passing shareholders' resolutions by written means that apply to public companies listed on a securities exchange.

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Delaware	Singapore

Shareholder Suits

Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the Delaware Court Rules have been met. A person may institute and maintain such a derivative suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff bringing a derivative suit on behalf of a corporation generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The Delaware Court Rules also require that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Standing

Only registered shareholders reflected in the register of members are recognized under Singapore law as shareholders of a company. As a result, only registered shareholders have legal standing to institute shareholder actions or otherwise seek to enforce their rights as shareholders.

Holders of dematerialised interests in Grindrod Shipping's shares will be required to exchange their dematerialised interests for certificated shares and to be registered as shareholders in the register of members in order to institute or enforce any legal proceedings or claims against Grindrod Shipping, the directors or officers relating to shareholder rights. A holder of dematerialised interests may become a registered shareholder of Grindrod Shipping by exchanging its interest in the shares for certificated shares and being registered in the register of members.

Personal remedies in cases of oppression or injustice

A shareholder may apply to the court for an order under the Singapore Companies Act to remedy situations where (i) the company's affairs are being conducted or the powers of the company's directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of the shareholders or holders of debentures of the company, including the applicant; or (ii) the company has done an act, or threatens to do an act, or the shareholders or holders of debentures have passed or proposed some resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the company's shareholders or holders of debentures, including the applicant.

Singapore courts have wide discretion as to the relief they may grant under such application, including, inter alia, directing or prohibiting any act or cancelling or varying any transaction or resolution, providing that the company be wound up, or authorizing civil proceedings to be brought in the name of or on behalf of the company by such person or persons and on such terms as the court directs.

Derivative actions and arbitrations

The Singapore Companies Act has a provision which provides a mechanism enabling shareholders to apply to the court for leave to bring a derivative action or arbitration on behalf of Grindrod Shipping.

Applications are generally made by shareholders, but courts are given the discretion to allow such persons as they deem proper to apply (e.g., beneficial owner of shares).

It should be noted that this provision of the Singapore Companies Act is primarily used by minority shareholders to bring an action or arbitration in the name and on behalf of a company or intervene in an action or arbitration to which a company is a party for the purpose of prosecuting, defending or discontinuing the action or arbitration on behalf of the company.

Prior to commencing a derivative action or arbitration, the court must be satisfied that (i) 14 days' notice has been given to the directors of the company of the party's intention to commence such action or arbitration if the directors of the company do not bring, diligently prosecute or defend or discontinue the action, (ii) the party is acting in good faith and (iii) it appears to be prima facie in the interests of the company that the action be brought, prosecuted, defended or discontinued.

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Delaware	Singapore

Class actions

The concept of class action suits, which allows individual shareholders to bring an action seeking to represent the class or classes of shareholders, generally does not exist in Singapore. However, it is possible as a matter of procedure for a number of shareholders to lead an action and establish liability on behalf of themselves and other shareholders who join in or who are made parties to the action.

These shareholders are commonly known as "lead plaintiffs". Further, there are circumstances under the provisions of certain Singapore statutes where shareholders may file and prove their claims for compensation in the event that a company has been convicted of a criminal offense or has a court order for the payment of a civil penalty made against it.

Dividends or Other Distributions; Repurchases and Redemptions

The directors of every corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends upon the shares of its capital stock either out of its statutory surplus in accordance with the Delaware General Corporation Law or in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

If the capital of the corporation computed in accordance with the Delaware General Corporation Law shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

Under the Delaware General Corporation Law, every corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with its own shares; provided, however, that no corporation shall purchase or redeem its own shares of capital stock for cash or other property when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation, except that a corporation other than a nonstock corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced.

The Singapore Companies Act provides that no dividends can be paid to shareholders except out of profits.

The Singapore Companies Act does not provide a definition on when profits are deemed to be available for the purpose of paying dividends and this is accordingly governed by case law. Grindrod Shipping's constitution provides that no dividend can be paid otherwise than out of profits of Grindrod Shipping.

Acquisition of a company's own shares

The Singapore Companies Act generally prohibits a company from acquiring its own shares subject to certain exceptions. Any contract or transaction by which a company acquires or transfers its own shares is void. However, provided that it is expressly permitted to do so by its constitution and subject to the special conditions of each permitted acquisition contained in the Singapore Companies Act, Grindrod Shipping may:

•     redeem redeemable preference shares (the redemption of these shares will not reduce the capital of Grindrod Shipping). Preference shares may be redeemed out of capital if all the directors make a solvency statement in relation to such redemption and Grindrod Shipping lodges a copy of the statement with the Registrar of Companies in accordance with the Singapore Companies Act;

•     whether listed on a securities exchange (in Singapore or outside Singapore) or not, make an off-market purchase of its own shares in accordance with an equal access scheme authorized in advance at a general meeting;

•     whether listed on a securities exchange (in Singapore or outside Singapore) or not, make a selective off-market purchase of its own shares in accordance with an agreement authorized in advance at a general meeting by a special resolution where persons whose shares are to be acquired and their associated persons have abstained from voting; and

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Delaware	Singapore

•     whether listed on a securities exchange (in Singapore or outside Singapore) or not, make an acquisition of its own shares under a contingent purchase contract which has been authorized in advance at a general meeting by a special resolution.

Grindrod Shipping may also purchase its own shares by an order of a Singapore court.

The total number of ordinary shares that may be acquired by Grindrod Shipping in a relevant period may not exceed 20% of the total number of ordinary shares in that class as of the date of the resolution pursuant to the relevant share repurchase provisions under the Singapore Companies Act. Where, however, Grindrod Shipping has reduced its share capital by a special resolution or a Singapore court made an order to such effect, the total number of ordinary shares shall be taken to be the total number of ordinary shares in that class as altered by the special resolution or the order of the court. Payment must be made out of Grindrod Shipping's distributable profits or capital, provided that Grindrod Shipping is solvent. Such payment may include any expenses (including brokerage or commission) incurred directly in the purchase or acquisition by Grindrod Shipping of its ordinary shares.

Financial assistance for the acquisition of shares

Grindrod Shipping may not give financial assistance to any person whether directly or indirectly for the purpose of:

•     the acquisition or proposed acquisition of shares in Grindrod Shipping or units of such shares; or

•     the acquisition or proposed acquisition of shares in its holding company or ultimate holding company, as the case may be, or units of such shares.

Financial assistance may take the form of a loan, the giving of a guarantee, the provision of security, the release of an obligation, the release of a debt or otherwise.

However, it should be noted that Grindrod Shipping may provide financial assistance for the acquisition of its shares or shares in its holding company if it complies with the requirements (including, where applicable, approval by the board of directors or by the passing of a special resolution by its shareholders) set out in the Singapore Companies Act. Grindrod Shipping's constitution provides that subject to the provisions of the Singapore Companies Act, Grindrod Shipping may purchase or otherwise acquire Grindrod Shipping's own shares upon such terms and subject to such conditions as Grindrod Shipping may deem fit. These shares may be held as treasury shares or cancelled as provided in the Singapore Companies Act or dealt with in such manner as may be permitted under the Singapore Companies Act.

On cancellation of the shares, the rights and privileges attached to those shares will expire.

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Delaware	Singapore

Transactions with Officers and Directors

Under the Delaware General Corporation Law, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director's or officer's votes are counted for such purpose, if:

(1)    The material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2)    The material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3)    The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

Under the Singapore Companies Act, the chief executive officer and directors are not prohibited from dealing with Grindrod Shipping, but where they have an interest in a transaction with Grindrod Shipping, that interest must be disclosed to the board of directors. In particular, the chief executive officer and every director who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with Grindrod Shipping must, as soon as practicable after the relevant facts have come to such officer or director's knowledge, declare the nature of such officer or director's interest at a board of directors' meeting or send a written notice to Grindrod Shipping containing details on the nature, character and extent of his interest in the transaction or proposed transaction with Grindrod Shipping.

In addition, a director or chief executive officer who holds any office or possesses any property which, directly or indirectly, duties or interests might be created in conflict with such officer's duties or interests as director or chief executive officer, is required to declare the fact and the nature, character and extent of the conflict at a meeting of directors or send a written notice to Grindrod Shipping containing details on the nature, character and extent of the conflict.

The Singapore Companies Act extends the scope of this statutory duty of a director or chief executive officer to disclose any interests by pronouncing that an interest of a member of the director's or, as the case may be, the chief executive officer's family (including spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director.

There is however no requirement for disclosure where the interest of the director or chief executive officer (as the case may be) consists only of being a member or creditor of a corporation which is interested in the proposed transaction with Grindrod Shipping if the interest may properly be regarded not being a material interest. Where the proposed transaction relates to any loan to Grindrod Shipping, no disclosure need be made where the director or chief executive officer has only guaranteed or joined in guaranteeing the repayment of such loan, unless the constitution provides otherwise.

Further, where the proposed transaction is to be made with or for the benefit of a related company (i.e. the holding company, subsidiary or subsidiary of a common holding company) no disclosure need be made of the fact that the director or chief executive officer is also a director or chief executive officer of that corporation, unless the constitution provides otherwise.

Subject to specified exceptions, including a loan to a director for expenditure in defending criminal or civil proceedings, etc. or in connection with an investigation, or an action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to Grindrod Shipping, the Singapore Companies Act prohibits Grindrod Shipping from: (i) making a loan or quasi-loan to its directors or to directors of a related company, each a "relevant director"; (ii) giving a guarantee or security in connection with a loan or quasi-loan made to a relevant director by any other person; (iii) entering into a credit transaction as creditor for the benefit of a relevant director; (iv) giving a guarantee or security in connection with such credit transaction entered into by any person for the benefit of a relevant director; (v) taking part in an arrangement where another person enters into any of the transactions in (i) to (iv) above or (vi) below and such person obtains a benefit from Grindrod Shipping or a related company; or (vi) arranging for the assignment to Grindrod Shipping or assumption by Grindrod Shipping of any rights, obligations or liabilities under a transaction in (i) to (v) above. Grindrod Shipping is also prohibited from entering into the transactions in (i) to (vi) above with or for the benefit of a relevant director's spouse or children (whether adopted or naturally or step-children).

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Delaware	Singapore

Subject to specified exceptions, the Singapore Companies Act prohibits Grindrod Shipping from: (i) making a loan or quasi-loan to another company or a limited liability partnership; (ii) giving a guarantee or security in connection with a loan or quasi-loan made to another company or a limited liability partnership by any other person; (iii) entering into a credit transaction as creditor for the benefit of another company or a limited liability partnership; (iv) giving a guarantee or security in connection with such credit transaction entered into by any person for the benefit of another company or a limited liability partnership; (v) taking part in an arrangement where another person enters into any of the transactions in (i) to (iv) above or (vi) below and such person obtains a benefit from Grindrod Shipping or a related company; or (vi) arranging for the assignment to Grindrod Shipping or assumption by Grindrod Shipping of any rights, obligations or liabilities under a transaction in (i) to (v) above if a director or directors of Grindrod Shipping is or together are interested in 20% or more of the total voting power in the other company or the limited liability partnership, as the case may be, unless there is prior approval for the transaction by Grindrod Shipping in general meeting at which the interested director or directors and his or their family members abstained from voting, or the other company is Grindrod Shipping's subsidiary or holding company or a subsidiary of its holding company.

Dissenters' Rights

Under the Delaware General Corporation Law, any stockholder of a corporation who holds shares of stock on the date of the making of a demand pursuant to the statute with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the requirements of the Delaware General Corporation Law who has neither voted in favor of the merger or consolidation nor consented thereto in writing shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock.	There is no equivalent provision under the Singapore Companies Act in respect of companies incorporated in Singapore.

Cumulative Voting

Under the Delaware General Corporation Law, the certificate of incorporation of any corporation may provide that at all elections of directors of the corporation, or at elections held under specified circumstances, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to such holder's shares of stock multiplied by the number of directors to be elected by such holder, and that such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any 2 or more of them as such holder may see fit.	There is no equivalent provision under the Singapore Companies Act in respect of companies incorporated in Singapore.

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Delaware	Singapore

Anti-Takeover Measures

Under the Delaware General Corporation Law, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred stock with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt.

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or "poison pill," which could prevent a takeover attempt.

The constitution of a Singapore company typically provides that the company may allot and issue new shares of a different class with preferential, deferred, qualified or other special rights as its board of directors may determine with the prior approval of the company's shareholders in a general meeting. Subject to certain provisions of the Singapore Companies Act and Grindrod Shipping's constitution, Grindrod Shipping's constitution provides that Grindrod Shipping's shareholders may grant to Grindrod Shipping's board the general authority to issue such preference shares until the next general meeting. For further information, see "—Preference Shares" above.

Singapore law does not generally prohibit a corporation from adopting "poison pill" arrangements which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

However, under the Singapore Code on Take-overs and Mergers, if, in the course of an offer, or even before the date of the offer announcement, the board of the offeree company has reason to believe that a bona fide offer is imminent, the board must not, except pursuant to a contract entered into earlier, take any action, without the approval of shareholders at a general meeting, on the affairs of the offeree company that could effectively result in any bona fide offer being frustrated or the shareholders being denied an opportunity to decide on its merits.

For further information on the Singapore Code on Take-overs and Mergers, see "—Takeover Provisions" above.

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